                                                                   EXHIBIT 10.31






                               LICENSE AGREEMENT

                                    between

                          Bristol-Myers Squibb Company

                                      and

                            PathoGenesis Corporation


                               September 30, 1998

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
Article 1.    Definitions............................................  1
        1.1   Affiliate..............................................  2
        1.2   Compound...............................................  2
        1.3   Field of Use...........................................  2
        1.4   FDA....................................................  2
        1.5   IND....................................................  2
        1.6   Inhalation Device......................................  2
        1.7   Intermediate...........................................  2
        1.8   Licensed Patent(s).....................................  2
        1.9   Licensed Product.......................................  3
        1.10  NDA....................................................  3
        1.11  Net Sales..............................................  3
        1.12  Sale(s)................................................  3
        1.13  Sublicensee............................................  3
        1.14  Technical Information..................................  4
        1.15  Territory..............................................  4
        1.16  Valid Claim............................................  4

Article 2.    License................................................  4
        2.1   Grant of Nonexclusive License for Research.............  4
        2.2   Grant of Licenses for the Licensed Product.............  4
        2.3   Systemic Administration of Compound....................  5

Article 3.    Disclosure and Confidentiality.........................  5
        3.1   Disclosure of the Technical Information................  5

        3.2   Meetings Regarding Technical Information.............   5
        3.3   Confidentiality of the Technical Information.........   5
        3.4   Confidentiality of Development and Commercialization
              Activities...........................................   6
        3.5   Injunctive Relief....................................   7

Article 4.    Development, Commercialization and Regulatory
              Activities...........................................   7
        4.1   NDA Filing and Development of the Licensed Product...   7
        4.2   Regulatory Cooperation from BMS......................   8
        4.3   Adverse Information and Event Reporting..............   8
        4.4   Generic Names and Trademarks.........................   8
        4.5   Expenses.............................................   9
        4.6   Publications.........................................   9

Article 5.    Payments.............................................   9
        5.1   Consideration and Method of Payment..................   9
        5.2   Progress Payments by PathoGenesis....................   9
        5.3   Royalty Payments by PathoGenesis.....................   9
        5.4   Royalty Reports......................................  10
        5.5   Reduction of Royalties...............................  10
        5.6   Books and Records....................................  11
        5.7   Inspection...........................................  11
        5.8   Withholding Tax......................................  11

Article 6.    Marking..............................................  12
        6.1   Marking the Licensed Product.........................  12

Article 7.    Maintenance of the Licensed Patents and Prosecution
              of Infringements of the Licensed Patents.............  12
        7.1   Maintenance of the Licensed Patents..................  12
        7.2   Extension of Licensed Patent Term....................  12

        7.3   Notice of Infringement................................  12
        7.4   PathoGenesis' Right to Prosecute Infringements........  12
        7.5   BMS's Option to Prosecute Infringements...............  13

Article 8.    Manufacture and Supply of the Intermediate............  14
        8.1   Manufacture, Supply and Specifications................  14
        8.2   Pricing and Payment...................................  14
        8.3   Orders................................................  15
        8.4   Delivery, Testing and Acceptance......................  15
        8.5   Use...................................................  15
        8.6   Other Terms...........................................  15

Article 9.    Representations and Warranties........................  15
        9.1   BMS's Representations and Warranties..................  15
        9.2   PathoGenesis' Representations and Warranties..........  18

Article 10.   Indemnification.......................................  18
        10.1  Indemnification of PathoGenesis.......................  18
        10.2  Indemnification of BMS................................  19

Article 11.   Term and Termination..................................  19
        11.1  Term..................................................  19
        11.2  Termination for Abandonment...........................  19
        11.3  Termination in a Specific Country.....................  19
        11.4  Termination for Breach................................  20
        11.5  Sales after Termination...............................  20
        11.6  Survival..............................................  20
        11.7  Rights in Bankruptcy..................................  20

Article 12.   Dispute Resolution....................................  21

        12.1  Negotiation...........................................  21
        12.2  Mediation.............................................  21
        11.3  Arbitration...........................................  21
        11.4  Injunctive Relief.....................................  22

Article 13.   Miscellaneous.........................................  22
        13.1  Entire Agreement......................................  22
        13.2  Notices...............................................  22
        13.3  Governing Law.........................................  23
        13.4  Assignability.........................................  23
        13.5  Waivers and Amendments................................  23
        13.6  Severability..........................................  23
        13.7  Section Headings......................................  23
        13.8  Counterparts..........................................  24
        13.9  Further Assurances....................................  24
        13.10 Force Majeure.........................................  24
        13.11 Compliance of Law.....................................  24
        13.12 Confidentiality of Terms of Agreement.................  24


Exhibit A  --  Description of BMS-180680

Exhibit B  --  Licensed Patents

Exhibit C  --  Schedule for Disclosure of the Technical Information

Exhibit D  --  Schedule for Disclosure of Technical Information for Preclinical
               and Clinical Study Data

Exhibit E  --  Schedule for Regulatory Cooperation from BMS

Exhibit F  --  Press Release

                               LICENSE AGREEMENT

     THIS LICENSE AGREEMENT ("Agreement") is dated and entered into as of September 30, 1998 (the "Effective Date"), between Bristol-Myers Squibb Company, a Delaware corporation having a principal place of business at Route 206 & Province Line Road, Princeton, New Jersey 08540 ("BMS"), and PathoGenesis Corporation, a Delaware corporation having its principal place of business at 201 Elliott Avenue West, Suite 150, Seattle, Washington 98119 ("PathoGenesis").

                                    RECITALS

     A. BMS (i) has developed a certain Compound, (ii) has filed an IND application relating to the Compound, (iii) has abandoned the IND application, and (iv) possesses certain Licensed Patents and Technical Information relating to the Compound, the manufacture of the Compound, the use of the Compound and the testing of the Compound;

     B. BMS desires to grant to PathoGenesis, and PathoGenesis desires to acquire from BMS, a worldwide license, with the right to grant sub-licenses, under the Licensed Patents and the Technical Information to develop, make, have made, use, import, export, offer for sale and sell the Licensed Product in the Field of Use; and

     C. PathoGenesis is interested in conducting additional studies to obtain regulatory approval for marketing the Licensed Product and is interested in marketing the Licensed Product in the Field of Use.

                                   AGREEMENT

     In consideration of the recitals set forth above, the mutual covenants, terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BMS and PathoGenesis agree as follows:


ARTICLE 1.  DEFINITIONS.

     As used in this Agreement, the following terms shall have the following meanings:

     1.1 An "Affiliate" of a party shall mean any person or entity that directly or indirectly owns or controls, is owned or controlled by or is under common ownership or control with such party. "Control" of a party shall mean beneficial ownership, directly or indirectly, of 50% or more of the outstanding voting shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority of the party.

     1.2 "Compound" shall mean: (i) BMS-180680, which is described in Exhibit A of this Agreement, and any of its salts, esters, crystalline and amorphous forms; and (ii) any other compounds claimed in the GC280 Licensed Patents.

     1.3 "Field of Use" shall mean inhalation, non-systemic administration of the Compound or the Licensed Product for the treatment or prophylaxis of respiratory tract infectious diseases. Incidental systemic absorption of the Compound administered by inhalation shall not be considered outside the Field of Use.

     1.4 "FDA" shall mean the United States Food and Drug Administration or any successor to that agency.

     1.5 "IND" shall mean Investigational New Drug Application designation by the FDA.

     1.6 "Inhalation Device" shall mean any nebulizer or other inhalation mechanism, device or apparatus used to deliver the Compound or Licensed Product to the respiratory tract of a patient, person or end user, including the packaging therefor and any reconstitution system therefor.

     1.7 "Intermediate" shall mean the intermediate compound known as SQ-27,710 which BMS currently manufactures for the production of aztreonam pursuant to a license granted by Fujisawa Pharmaceutical Co., Ltd. under U.S. Patent No. 4,560,765 and related foreign patents.

     1.8 "Licensed Patent(s)" shall mean (i) all patents, patent applications, provisional patent applications, divisional applications, continuation applications, continuation-in-part applications, continued prosecution applications, renewals, reissues, reexaminations, extensions and substitutions identified by docket numbers GC155 (including GC155B and GC155C) and GC280 (including GC280A, GC280B and GC280C) in Exhibit B of this Agreement, (ii) all related divisional applications, continuation applications, continuation-in-part applications, continued prosecution applications, renewals, reissues, reexaminations, extensions, substitutions, and counterparts thereof in the Territory, and (iii) all patents issuing therefrom. "GC155 Licensed Patent(s)" shall mean the Licensed Patents identified by the docket number GC155 (including GC155B and GC155C) in Exhibit B and all related divisional applications, continuation applications, continuation-in-part applications, continued prosecution applications, renewals, reissues, reexaminations, extensions, substitutions, and counterparts thereof in the Territory, and all patents issuing therefrom. "GC280 Licensed Patent(s)" shall mean the Licensed Patents identified by docket number GC280 (including GC280A, GC280B and GC280C) in Exhibit B and all related divisional applications, continuation applications, continuation-in-part applications, continued prosecution applications, renewals, reissues, reexaminations, extensions, substitutions, and counterparts thereof in the Territory, and all patents issuing therefrom.

     1.9  "Licensed Product" shall mean any product containing the Compound.

     1.10 "NDA" shall mean a New Drug Application filed with the FDA pursuant to 21 U.S.C. Section 355 et. seq. or any regulations thereunder.

     1.11 "Net Sales" shall mean the amount invoiced by PathoGenesis, its Affiliates or Sublicensees for Sales of the Licensed Product less the following deductions, but only to the extent that the amounts sought to be deducted are part of the total invoiced amount: (a) discounts, returns, allowances, commissions and wholesaler chargebacks allowed and taken; (b) import, export, excise, sales or use taxes, value added taxes, and other taxes, tariffs and duties imposed on such Sales; (c) freight, freight insurance, packaging, handling, transportation and other insurance relating to such Sales; and (d) amounts allowed or credited on such Sales for retroactive price reductions or rebates including, but not limited to, Medicaid rebates. PathoGenesis, may, at its option, allocate the above deductions from Sales of the Licensed Product based upon accruals estimated reasonably and consistent with PathoGenesis' standard business practices, and in any event in accordance with generally accepted accounting principles applied on a consistent basis, provided, further, that such deductions are of a type (such as Medicaid rebates) the actual amounts of which cannot reasonably be determined at the time royalties on the related Net Sales are due under this Agreement. If PathoGenesis elects to utilize such accruals, actual deductions will be calculated and, if applicable, a "true-up" made, on an annual basis. If the Licensed Product contains, in addition to the Compound, one other therapeutically active ingredient, Net Sales shall be deemed to be [********]% of the Net Sales of such Licensed Product. If the Licensed Product contains, in addition to the Compound, two or more other therapeutically active ingredients, Net Sales shall be deemed to be [********]% of the Net Sales of such Licensed Product. If the Licensed Product is sold in combination with any Inhalation Device, Net Sales shall be deemed to be the Net Sales of the combination of the Licensed Product and such Inhalation Device multiplied by the fraction [********]. If either the Licensed Product or the Inhalation Device is not sold separately, or if the fraction is less than [********], Net Sales shall be deemed to be [********]% of the Net Sales of the combination of the Licensed Product and such Inhalation Device.

     1.12 "Sale(s)" shall mean the sale or sales, whether by PathoGenesis, an Affiliate of PathoGenesis or a Sublicensee of PathoGenesis, of the Licensed Product to a third party that is not an Affiliate or Sublicensee of the seller.

     1.13 "Sublicensee" shall mean any person or entity which sublicenses any or all of the rights under the license provided in Article 2.2 of this Agreement directly or indirectly from PathoGenesis.

* Confidential treatment is requested; filed separately with the Securities and Exchange Commission.

     1.14 "Technical Information" shall mean any and all know-how, technical facts, data, regulatory data and other information relating to the Compound or the Licensed Product which are reasonably useful in the Field of Use, whether written or oral, tangible or intangible, which is as of the date hereof known, controlled or possessed by BMS or an Affiliate of BMS including, but not limited to: (a) information relating to the manufacture or use of the Compound; (b) information relating to intermediates for manufacturing the Compound; (c) information, if any, relating to the manufacture or use of the Licensed Product;
(d) information, if any, relating to formulation of the Compound into the Licensed Product; (e) all pre-IND applications, IND applications and clinical data available on or for the Compound; and (f) all information regarding the Compound or the Licensed Product required to comply with applicable laws or regulations in the Territory. Technical Information specifically includes all official and unofficial correspondence and regulatory filings and updates, study reports, investigator brochures, formulation information, bioavailability information, bioanalytical assays, metabolism data, mechanisms of action, antibiotic resistance information, specifications and analytical methods for the Compound and the Licensed Product, manufacturing processes, intermediate source and supply information, stability data, side effect information and data, adverse reaction information and data, toxicity information and data, and all analytical, pharmaceutical, biological, and chemical information and data. Technical Information also specifically includes all official and unofficial patent office or agency correspondence relating to issued, unissued, published or unpublished patent applications or patents relating to the Compound, use of the Compound or manufacture of the Compound.

     1.15  "Territory" shall mean the entire world.

     1.16 "Valid Claim" shall mean a claim in an issued patent included within the GC280 Licensed Patents which has not expired, lapsed, been canceled or become abandoned and has not been finally found to be invalid (or not valid) or unenforceable by an unreversed or unappealable final decision or judgment of a court or other authority or agency of competent jurisdiction.

ARTICLE 2.  LICENSE.

     2.1 Grant of License for Research. BMS hereby grants to PathoGenesis a non-transferable non-exclusive license under the Licensed Patents and the Technical Information to make, have made, import, export and use (but not to sell) the Compound solely for research purposes in the Territory. PathoGenesis may contract with one or more third parties to conduct such contract research on behalf of PathoGenesis. Such license for research purposes shall not include the right to sub-license the Compound or the right to administer any amount or form of the Compound systemically to humans.

     2.2  Grant of Licenses for the Licensed Product.

     A. BMS hereby grants to PathoGenesis an exclusive license, including the right to grant sub-licenses, under the GC280 Licensed Patents and the Technical Information, together with a non-exclusive license, including the right to grant sub-licenses, under the GC155 Licensed Patents, to develop, make, have made, use, import, export, offer for sale and sell the Licensed Product in the Field of Use in the Territory.

     B. BMS hereby grants to PathoGenesis a non-exclusive license, including the right to grant sub-licenses, under the Licensed Patents to make, have made, import, export and use any compound or process claimed therein for manufacturing the Compound or the Licensed Product.

     C. The licenses under this Article 2.2 shall not include the right to administer any amount or form of the Compound systemically to humans, other than
(i) any incidental systemic absorption of the Compound administered by inhalation, or (ii) as may be required by a regulatory agency or authority in the United States, the European Union or Japan to obtain approval for commercializing the Licensed Product.

     2.3 Systemic Administration of Compound. Except as provided in Article 2.2C of this Agreement, PathoGenesis (whether or not pursuant to any of the licenses granted under this Article 2) shall not, and shall not authorize any other person or entity to, administer any amount or form of the Compound systemically to humans.

ARTICLE 3.  DISCLOSURE AND CONFIDENTIALITY.

     3.1 Disclosure of the Technical Information. Pursuant to the schedule provided in Exhibit C of this Agreement, BMS shall disclose and provide the Technical Information to PathoGenesis.

     3.2 Meetings Regarding Technical Information. Pursuant to the schedule provided in Exhibit D of this Agreement, representatives of BMS shall meet with representatives of PathoGenesis to discuss and review the Technical Information. Each party shall bear its own expenses in connection with such meetings.

     3.3  Confidentiality of the Technical Information.

     A. Except as expressly permitted under this Agreement, PathoGenesis shall not disclose or permit to be disclosed any part of the Technical Information to any third party and shall use its commercially reasonable efforts to maintain the confidentiality of the Technical Information. PathoGenesis shall take such steps and implement such procedures with respect to the Technical Information no less stringent than what it takes with respect to its own confidential and secret information.

     B. PathoGenesis (or any Affiliate of PathoGenesis or Sublicensee to whom disclosure has been made in accordance with clause (vi) of this paragraph) may disclose the Technical Information to third parties to the extent necessary for research relating to and the development and commercialization of the Licensed Product including, without limitation: (i) pursuant to Article 4 of this Agreement; (ii) publication or presentation at professional conferences, scientific congresses or other meetings to obtain scientific review, discussion, comment and analysis relating to the Compound or the Licensed Product; (iii) when required by appropriate regulatory agencies (for filings, communication or other purposes) or pursuant to court order; (iv) to actual or potential distributors, wholesalers, retailers, purchasers, patients or end users of the Licensed Product; (v) to enable the scientific community to evaluate PathoGenesis' research, development, experimentation, studies, testing or programs; (vi) to PathoGenesis' Affiliates, Sublicensees or potential Sublicensees under this Agreement, but only after such Affiliates, Sublicensees or potential Sublicensees have entered into agreements obligating such Affiliates, Sublicensees or potential Sublicensees to the same terms of confidentiality as are set forth in this Agreement; (vii) to third parties engaged by PathoGenesis to conduct the research, development and commercialization activities; or (viii) under the circumstances set forth in
Article 3.3C of this Agreement, in each case (other than clause (viii)) only to the extent necessary for the furtherance of the research, development or commercialization of the Licensed Product.

     C. The provisions of this Article 3.3 of this Agreement regarding confidentiality shall not apply to any Technical Information which: (i) was known or used by PathoGenesis or an Affiliate of PathoGenesis prior to its date of disclosure to them; (ii) either before or after the date of disclosure by BMS or its Affiliates, is lawfully disclosed to PathoGenesis or an Affiliate of PathoGenesis by an independent, unaffiliated third party rightfully in possession of such Technical Information without an obligation of confidentiality to BMS with respect to such information and who did not obtain the same, directly or indirectly, from BMS; (iii) either before or after the date of the disclosure by BMS or its Affiliates, becomes published or generally known to the trade or the public through no fault or omission on the part of PathoGenesis or its Affiliates; or (iv) is independently developed by PathoGenesis or an Affiliate of PathoGenesis without use of the Technical Information.

     3.4 Confidentiality of Research, Development and Commercialization Activities.

     A. BMS shall not disclose or permit to be disclosed to any third party any part of the information regarding the research, development and commercialization activities undertaken by PathoGenesis, Affiliates of PathoGenesis or Sublicensees which PathoGenesis discloses to BMS and designates as confidential. BMS shall not use such information in furtherance of its own commercial activities and shall use its commercially reasonable efforts to maintain the confidentiality of all such information. BMS shall take such steps and implement such procedures with respect to such information no less stringent than what it takes with respect to its own confidential and secret information. In the event PathoGenesis orally discloses such information to BMS, PathoGenesis shall provide BMS with a written description of such information and identify such information marked as confidential within thirty days of such disclosure.

     B. The provisions of this Article 3.4 of this Agreement regarding confidentiality shall not apply to any information relating to the research, development or commercialization activities which: (i) was known or used by BMS or an Affiliate of BMS prior to its date of disclosure by PathoGenesis; (ii) either before or after the date of disclosure by PathoGenesis or its Affiliates, is lawfully disclosed to BMS or an Affiliate of BMS by an independent, unaffiliated third party rightfully in possession of information relating to such research, development and commercialization activities without an obligation of confidentiality to PathoGenesis or an Affiliate of PathoGenesis with respect to such information and who did not obtain the same, directly or indirectly, from PathoGenesis;
(iii) either before or after the date of the disclosure to BMS or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of BMS or its Affiliates; or (iv) is independently developed by BMS or an Affiliate of BMS without use of information relating to such research, development or commercialization activities.

     3.5 Injunctive Relief. Each party acknowledges that the restrictions placed on it under Article 3 of this Agreement are reasonable and necessary, and that the other party may not have an adequate remedy at law for breach of any of the confidentiality requirements in Article 3 of this Agreement and hereby consents to the enforcement of the same by means of temporary or permanent injunction issued by any court having jurisdiction thereof. The disclosing party shall be entitled to assert any claim it may have for damages resulting from the breach of such covenants in addition to seeking injunctive or other relief.

ARTICLE 4.  DEVELOPMENT, COMMERCIALIZATION
            AND REGULATORY ACTIVITIES.

     4.1  NDA Filing and Development of the Licensed Product.

     A. PathoGenesis shall use its commercially reasonable efforts to develop and commercialize the Licensed Product. PathoGenesis shall own all resulting data, reports and information and all rights arising from its research, development and commercialization activities and efforts including, but not limited to, all data, reports, information and rights arising out of any NDA for the Licensed Product, any FDA approval thereof or any corresponding application or approval in any country in the Territory.

     B. PathoGenesis, Affiliates of PathoGenesis and Sublicensees may prepare, file, prosecute and maintain, during the term of this Agreement, all necessary and appropriate applications, submissions and filings with the appropriate regulatory authorities, to obtain approval in each country within the Territory in which PathoGenesis, any Affiliate of PathoGenesis or any Sublicensee intends to market the Licensed Product. Without prejudice to PathoGenesis' obligation to use its commercially reasonable efforts to develop and commercialize the Licensed Product (and any liability arising from its failure to do so), PathoGenesis makes no representation or warranty that PathoGenesis, any Affiliate of PathoGenesis or any Sublicensee will obtain approvals for the Licensed Product in any country in the Territory and PathoGenesis, Affiliates of PathoGenesis and Sublicensees shall not be liable to BMS for any damages or other compensation if PathoGenesis, Affiliates of PathoGenesis or

Sublicensees use their commercially reasonable efforts, but do not obtain approvals for the Licensed Product.

     C. BMS shall promptly provide PathoGenesis with a full and complete copy of BMS's IND application relating to BMS-180680.

     4.2 Regulatory Cooperation from BMS. Pursuant to the schedule provided in Exhibit E of this Agreement, BMS shall provide reasonable assistance to PathoGenesis in connection with PathoGenesis making the necessary submissions and filings for obtaining regulatory approvals for the Licensed Product.

     4.3 Adverse Information and Event Reporting. In the event that BMS or any of its Affiliates conducts further research, development, experiments, programs, studies or tests which include the administration of the Compound to humans, or develops or commercializes any product containing the Compound for human use, BMS shall immediately provide PathoGenesis written notice thereof and each party shall promptly notify the other party of any information or data which comes to its attention that could indicate or reveal the safety or efficacy of the Compound or the Licensed Product in humans where such information or data is obtained as a result of such party's, Affiliate's or licensee's research, development or commercialization activities. Each party shall report to the other in as much detail as possible, within 48 hours from receipt of the information, any experience coincident with the use of the Compound or the Licensed Product at any dose, whether or not considered drug related, that suggests a significant hazard, contraindication, side effect or precaution. This includes, but is not limited to, any serious adverse experience coincident with the use of the Compound or the Licensed Product. A serious adverse experience includes, at minimum, any event coincident with the use of the Compound or the Licensed Product that results in any of the following outcomes: death, a life-threatening experience, inpatient hospitalization, prolongation of an existing hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect. In the event that BMS or any of its Affiliates grants any license to a third party to conduct further research, development, experiments, programs, studies or tests which include the administration of the Compound to humans, or to develop or commercialize any product containing the Compound for human use, BMS shall immediately provide PathoGenesis written notice thereof.

     4.4 Generic Names and Trademarks. PathoGenesis may apply to the appropriate regulatory agencies including USAN for a generic name for the Compound. PathoGenesis, its Affiliates and Sublicensees may select and use one or more trademarks in conjunction with the research, development and commercialization of the Licensed Product and may apply for and obtain registration of such trademarks in the United States Patent and Trademark Office and other corresponding agencies in each country in the Territory in which PathoGenesis, any Affiliate of PathoGenesis or any Sublicensee markets or intends to market the Licensed Product. PathoGenesis, its Affiliates or Sublicensees shall own all such trademark rights, trademark registrations and all goodwill associated therewith. No express or implied right or license is granted by this Agreement to either party to use in any manner the name or other trade name or trademark of the other party.

     4.5 Expenses. Each party shall bear all of its expenses incurred in exercising it rights and performing its duties under Article 4 of this Agreement.

     4.6 Publications. Subject to Article 3 of this Agreement, PathoGenesis may publish the results or present at professional conferences, scientific congresses or other meetings the results of any of the research, development or commercialization activities or regulatory applications.

ARTICLE 5.  PAYMENTS                     .

     5.1 Consideration and Method of Payment. In consideration for the licenses granted by BMS under this Agreement, as the fee for furnishing all Technical Information to PathoGenesis and for all BMS representatives and cooperation to be provided by BMS, PathoGenesis shall pay to BMS in United States Dollars by wire transfer to the bank account designated by BMS the amounts set forth in Article 5.2 and Article 5.3 of this Agreement, subject to any deduction permitted under Articles 5.5 or 5.8 of this Agreement.

     5.2 Progress Payments by Pathogenesis. Subject to the terms and conditions of this Agreement, PathoGenesis shall pay to BMS the following one-time payments of:

          A. $2,000,000 within five business days after the Effective Date of this Agreement;

          B.   $2,000,000 on or prior to January 11, 1999;

          C.   [********] within five business days after [********]; and

          D.   [********] within five business days after [********].

The payments under this Article 5.2 are not refundable or creditable towards any Royalty or Step-Down Royalty.

     5.3 Royalty Payments by PathoGenesis. Subject to the terms and conditions of this Agreement, PathoGenesis shall pay to BMS the following royalty payments:

          A. a royalty of [********] percent of the Net Sales from Sales of the Licensed Product if [********] ("Royalty" or "Royalties"); or

* Confidential treatment is requested; filed separately with the Securities and Exchange Commission.

          B. a step-down royalty of [********] percent of the Net Sales from Sales of the Licensed Product [********] ("Step-Down Royalty" or "Step-Down Royalties").

Notwithstanding anything in this Agreement to the contrary, PathoGenesis shall not owe any Step-Down Royalty to BMS on any Sales of the Licensed Product made in the Territory after the [********] anniversary of the Effective Date of this Agreement. PathoGenesis shall pay to BMS the Royalty or the Step-Down Royalty owed by PathoGenesis to BMS on Sales of the Licensed Product on a calendar-quarterly basis, within 60 days following the end of the calendar quarter during which the Sales in question were made. Upon payment of a Royalty or Step-Down Royalty, as applicable, for any Sale of a Licensed Product, the royalty obligation under this Agreement with respect to that Licensed Product shall be deemed exhausted, without, however, prejudice to BMS's right to claim that a Royalty, instead of a Step-Down Royalty, should apply to such Sale. PathoGenesis' obligation to pay Royalties or Step-Down Royalties to BMS under this Agreement is imposed only once with respect to any Sale of the Licensed Product, regardless of the number of Valid Claims or other claims within the Licensed Patents that may cover the Compound or the Licensed Product, use of the Compound or the Licensed Product or manufacture of the Compound or the Licensed Product. There shall be no minimum or other unearned Royalties or Step-Down Royalties due to BMS under this Agreement.

     5.4 Royalty Reports. After the first Sale of the Licensed Product in the Territory, PathoGenesis shall provide BMS with calendar-quarterly written royalty reports, within 60 days from the last day of each calendar quarter during the term of the Agreement. Each report shall include a country-by-country summary of the Net Sales of the Licensed Product for Sales made during the calendar quarter in question on which a Royalty or Step-Down Royalty is payable and the Royalties or Step-Down Royalties which are payable on such Sales. Sales made in currencies other than United States Dollars shall be converted to United States Dollars on the basis of the average exchange rate for the calendar quarter in which such Sales were made as listed in the Wall Street Journal. Any objection by BMS to the accuracy or completeness of any such reports must be made in writing to PathoGenesis within two years after the report is provided to BMS, or such report shall be deemed to be true and correct.

     5.5  Reduction of Royalties.

     A. If [********], PathoGenesis' obligations to pay Royalties or Step-Down Royalties to BMS on Net Sales [********] shall be reduced by [********] of the amount of the royalties paid or payable [********], but PathoGenesis' obligation to pay the Royalty or Step-Down Royalty shall in no event, after giving effect to any deduction permitted under Article 5.5B of this Agreement, be reduced to below [********]% of the otherwise applicable Royalty or Step-Down Royalty. It shall be considered [********].

* Confidential treatment is requested; filed separately with the Securities and Exchange Commission.

     B. If [********], BMS shall give prompt written notice to PathoGenesis. For so long as [********], PathoGenesis' obligations to pay Royalties and not Step-Down Royalties with respect to Sales of the Licensed Product [********] under this Agreement shall be reduced by [********]%, provided that such Royalties shall in no event, after giving effect to any deduction permitted under Article 5.5A of this Agreement, be reduced to below [********]% of otherwise applicable Royalties.

     5.6 Books and Records. PathoGenesis shall, and shall cause its Affiliates and Sublicensees to, keep full, true and accurate books and records which disclose the Net Sales of the Licensed Product, the number of Licensed Products sold in each country of the Territory and all matters relating to those Sales which are relevant for the purposes of determining the Royalty or Step-Down Royalty to be paid by PathoGenesis to BMS. Such books and records shall be retained for three years following the occurrence of such Sales.

     5.7 Inspection. BMS, at its own expense, shall have the right during normal business hours on 30 days' prior written notice to PathoGenesis and not more than once in any calendar year to have a nationally recognized independent public accounting firm selected by BMS and reasonably acceptable to PathoGenesis examine the relevant books and records of PathoGenesis, its Affiliates and Sublicensees for the purpose of verifying the Royalty and Step-Down Royalty due under Article 5.3 of this Agreement. Such accounting firm shall not work on a contingency fee basis, shall execute and deliver to PathoGenesis a standard reasonable confidentiality agreement and shall not disclose to BMS any information relating to PathoGenesis' business, except whether PathoGenesis Royalty and Step-Down Royalty reports are correct or incorrect, and if incorrect, the specific details concerning any discrepancies and the amounts of the Royalty or Step-Down Royalty due under Article 5.3 of this Agreement. If such examination reveals a discrepancy, PathoGenesis shall pay to BMS any additional Royalty or Step-Down Royalty owed to BMS, or BMS shall refund to PathoGenesis any excess Royalty or Step-Down Royalty payments made by PathoGenesis, as appropriate. In the event that the discrepancy amounts to an underpayment by PathoGenesis of [********]% or more of the Royalty or Step-Down Royalty due under Article 5.3 of this Agreement, PathoGenesis shall promptly reimburse BMS for its out-of-pocket expenses reasonably incurred in connection with such examination.

     5.8 Withholding Tax. Any and all withholding taxes or similar charges imposed by any government on amounts due from PathoGenesis under this Agreement will be deducted from the amounts due and paid to BMS, will be paid by PathoGenesis to the proper taxing authority, and proof of payment of said taxes or other charges will be promptly secured and sent to BMS as evidence of such payment.

* Confidential treatment is requested; filed separately with the Securities and Exchange Commission.

ARTICLE 6.  MARKING.

     6.1 Marking the Licensed Product. BMS shall provide PathoGenesis the patent number and country of each of the Licensed Patents when issued by providing suitable written notice to PathoGenesis. PathoGenesis, its Affiliates and Sublicensees shall use their commercially reasonable efforts to place in a conspicuous location on the Licensed Product, a patent notice in accordance with and when required by applicable laws of the country within the Territory in which the Licensed Product is sold and in which there is a Valid Claim of a Licensed Patent covering the Licensed Product. With respect to Licensed Patents owned by the BMS, PathoGenesis will respond to any request for disclosure under 35 U.S.C. (S)287(b)(4)(B) only by notifying BMS of the request for disclosure.

ARTICLE 7.  MAINTENANCE OF THE LICENSED PATENTS AND PROSECUTION
            OF INFRINGEMENTS OF THE LICENSED PATENTS.

     7.1 Maintenance of the Licensed Patents. BMS shall take all reasonable steps and pay all fees necessary to prosecute, obtain and maintain the GC280 Licensed Patents in the Territory, including all prosecution costs, issue fees, maintenance fees and annuities. BMS shall promptly notify PathoGenesis in writing of the filing or issuance of any of the GC280 Licensed Patents. Upon the reasonable written request of PathoGenesis, BMS shall provide to PathoGenesis copies of all actions, amendments and correspondence relating to such Licensed Patents, and shall otherwise keep PathoGenesis up to date on the status of all such Licensed Patents.

     7.2 Extension of Licensed Patent Term. Upon the reasonable, written request of PathoGenesis, BMS shall execute and file any appropriate application and related documents to extend the term of any GC280 Licensed Patent.

     7.3 Notice of Infringement. If, during the term of this Agreement, either party (i) becomes aware of any third party infringement, threatened infringement or suspected infringement of any GC280 Licensed Patent in the Field of Use in the Territory, or (ii) becomes a party to any infringement action relating to any of the GC280 Licensed Patents, the party having such knowledge shall promptly give written notice to the other party thereof, with all available details. The party involved in any such action or controlling any action under Article 7.4 or 7.5 of this agreement shall keep the other party reasonably informed of the status of the action including but not limited to the filing of the action, the settlement or resolution of the action, and all significant developments during the pendency of such action. The controlling party shall endeavor to solicit the participation and views of the other party during each stage of the action and shall reasonably consider such other party's views, although the controlling party's judgment shall control.

     7.4 PathoGenesis' Right to Prosecute Infringements. PathoGenesis, at PathoGenesis' expense, shall have the first right, but not the obligation, to take action in its own name, in the name of its Affiliates and its Sublicensees, and in the name of BMS, as PathoGenesis reasonably deems necessary, to restrain any infringement, threatened infringement or suspected infringement of any GC280 Licensed Patent in the Field of Use and to recover profits and damages. BMS shall cooperate with PathoGenesis in all respects in such action and shall cause any of BMS's employees and agents to give depositions and testify when reasonably requested by PathoGenesis and make available to PathoGenesis copies of any and all relevant records, papers, documents, information and specimens, if necessary under an appropriate protective order. PathoGenesis shall reimburse BMS for its out of pocket expenses incurred in providing such cooperation to PathoGenesis. BMS, at BMS's option and expense, may actively participate as a party in such action. PathoGenesis shall have the sole and exclusive right to control prosecution of such action, and the right to settle and compromise such action or dispute. In the event any monetary recovery in connection with such action or settlement is obtained, such recovery shall be applied in the following priority: first, to reimburse PathoGenesis for its total expenses incurred in prosecuting such action, including filing fees, reasonable attorneys' fees, reasonable local counsel fees, expert and other witness fees and all other reasonable costs; second, if BMS actively participates as a party in such action, to reimburse BMS for its total expenses incurred in prosecuting such action, including filing fees, reasonable attorneys' fees, reasonable local counsel fees, expert and other witness fees and all other reasonable costs not previously reimbursed by PathoGenesis; third, to be shared by the proportion and up to the extent of any damages established including, but not limited to, PathoGenesis' lost profits and BMS's lost Royalties or Step-Down Royalties; and fourth, the balance, if any, to be retained by PathoGenesis. If PathoGenesis brings such action and does not prevail, PathoGenesis shall only owe to BMS a Step-Down Royalty for Sales of the Licensed Product made in such country retroactive from the date on which PathoGenesis brought such action. In such event, PathoGenesis shall deduct any excess payments from future royalty payments otherwise owed to BMS, but no refund of royalty paid shall be required of BMS.

     7.5 BMS's Option to Prosecute Infringements. If PathoGenesis does not file an action to restrain such infringement, threatened infringement or suspected infringement of any GC280 Licensed Patents in the Field of Use within nine months after PathoGenesis becomes aware of such infringement, threatened infringement or suspected infringement, or after BMS's written request to PathoGenesis to do so, then BMS, at BMS's expense, shall have the right, but not the obligation, to take action in its name, to restrain such infringement, threatened infringement or suspected infringement and to recover profits and damages. PathoGenesis shall cooperate with BMS in all respects in such action and shall cause any of PathoGenesis' and its Affiliates' employees and agents to give depositions or testify when requested by BMS and make available to BMS copies of any and all relevant records, papers, documents, information and specimens, if necessary under an appropriate protective order. BMS shall reimburse PathoGenesis for its out-of-pocket expenses incurred in providing such cooperation to BMS. PathoGenesis, at PathoGenesis' option and expense, may actively participate as a party in such action. BMS shall have the sole and exclusive right to control prosecution of such action, and the right to settle and compromise such action or dispute. In the event any monetary recovery in connection with such infringement action is obtained, such recovery shall be applied in the following priority: first, to reimburse BMS for its total expenses incurred in prosecuting such action, including filing fees, reasonable attorneys' fees, reasonable local counsel fees, expert and other witness fees and all other reasonable costs; second, if PathoGenesis actively participates as a party in such action, to reimburse PathoGenesis for its total expenses incurred in prosecution such action, including filing fees, reasonable attorneys' fees, reasonable local counsel fees, expert and other witness fees and all other reasonable costs not previously reimbursed by BMS; third, to be shared by the proportion and up to the extent of any damages established including, but not limited to, PathoGenesis' lost profits and BMS's lost Royalties or Step-Down Royalties; and fourth, the balance, if any, to be retained by BMS.

ARTICLE 8.  MANUFACTURE AND SUPPLY OF THE INTERMEDIATE.

     8.1  Manufacture, Supply and Specifications.

     A Until U.S. Patent No. 4,560,765 and its foreign counterpart patents claiming the Intermediate expire, lapse, are canceled or become abandoned or are finally found to be invalid (or not valid) or unenforceable by an unreversed or unappealable final decision or judgment of a court or other authority or agency of competent jurisdiction, and subject to the provisions in this Article 8, BMS shall manufacture for and supply to PathoGenesis, and PathoGenesis shall purchase from BMS, any or all of the requirements of PathoGenesis, its Affiliates and Sub-licensees of the Intermediate in connection with the production of the Compound or Licensed Product to the extent PathoGenesis orders any or all of such requirements from BMS. The quantities and delivery schedules shall be as specified in purchase orders submitted to BMS by PathoGenesis.

     B. BMS shall manufacture the Intermediate (i) in compliance with current good manufacturing practices of the FDA ("cGMP"), (ii) in accordance with the BMS internal quality control specifications or as otherwise agreed upon by BMS and PathoGenesis ("QC Specifications"), and (iii) in accordance with the BMS internal product specifications for the Intermediate or as otherwise agreed upon by BMS and PathoGenesis ("Product Specifications"). All of the Intermediate supplied by BMS to PathoGenesis shall be at least of the same quality as the Intermediate that BMS produces for itself or its Affiliates to manufacture aztreonam. BMS shall grant PathoGenesis representatives reasonable access to BMS documents and manufacturing facilities at reasonable times for the purpose of verifying BMS's compliance with this Article 8.1(B).

     8.2 Pricing and Payment. The purchase price to be paid by PathoGenesis to BMS for the Intermediate shall be $[********] per kilogram of the Intermediate, FOB BMS manufacturing facilities. BMS shall invoice PathoGenesis at the time of shipment of the Intermediate. PathoGenesis shall pay all invoices for the Intermediate delivered by BMS in accordance with normal commercial terms.

* Confidential treatment is requested; filed separately with the Securities and Exchange Commission.

     8.3 Orders. Each order of the Intermediate by PathoGenesis shall be for at least [********] kilograms of the Intermediate. To the extent that PathoGenesis requires more than [********] kilograms of the Intermediate in any [********] month period, the excess amount will be subject to a [********]. There shall be no minimum required purchases of the Intermediate by PathoGenesis under this Agreement.

     8.4 Delivery, Testing and Acceptance. Subject to Article 8.3 of this Agreement, as soon as practicable after receipt of an order for the Intermediate from PathoGenesis, BMS shall manufacture and ship the specified quantity of the Intermediate ordered by PathoGenesis to the destination specified in the order. Each shipment shall be accompanied by the appropriate certificates of analysis with respect to the Intermediate. BMS shall arrange for shipment of all orders for the Intermediate hereunder Free on Board (FOB) BMS manufacturing facility (Incoterms 1990). PathoGenesis shall have a maximum of 45 days from the date of receipt of any shipment of the Intermediate to test for quality and quantity of the shipment and to accept or reject such shipment. If PathoGenesis determines that any shipment or portion thereof of the Intermediate does not meet the specifications warranted by BMS hereunder, PathoGenesis shall notify BMS in writing within 45 days of receipt of the shipment, indicating the particular lot, date of delivery and the defective nature of Intermediate.

     8.5 Use. PathoGenesis may use the Intermediate to manufacture the Compound or the Licensed Product or may transfer the Intermediate to a third party solely to have such third party manufacture the Compound or the Licensed Product.

     8.6 Other Terms. Other terms and conditions of the sale of the Intermediate to PathoGenesis pursuant to this Agreement that are not expressly provided for herein shall be in accordance with commercially reasonable standards and substantially similar in all material respects to the terms and conditions offered to any other customer of BMS for substances similar to the Intermediate.

ARTICLE 9.  REPRESENTATIONS AND WARRANTIES.

     9.1 BMS's Representations and Warranties. BMS represents, warrants and covenants that:

          A. BMS is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement and to grant the licenses and rights herein granted;

* Confidential treatment is requested; filed separately with the Securities and Exchange Commission.

          B. the execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which BMS is a party, or BMS's certificate of incorporation or bylaws;

          C. this Agreement has been duly executed and delivered by BMS and is a legal, valid and binding obligation enforceable against BMS in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors' rights generally and equitable principles;

          D. as of the Effective Date of this Agreement, BMS is the sole and exclusive owner of the Licensed Patents and Technical Information;

          E. BMS has not received any notice from any third party claiming any ownership interest in the Licensed Patents, Technical Information or the Compound;

          F. BMS has the right to grant the licenses and rights set forth in this Agreement;

          G. to the best knowledge of BMS (but without having conducted any specific investigation), the issued GC280 Licensed Patents are valid and enforceable, and are not known to be infringed by any third party in the Territory, and BMS is unaware of any information that would adversely affect the validity or enforceability of any GC280 Licensed Patent;

          H. no GC280 Licensed Patent has been involved in any reissue, reexamination, interference, opposition or equivalent or similar proceeding or in any litigation;

          I. except in regard to U.S. Patent No. 4,560,765, and its foreign counterpart patents without having conducted any specific investigation, BMS has no knowledge that the development, manufacture, use, importation, exportation or sale of the Compound in the Territory will infringe any patent or other intellectual property rights of any third party;

          J. except in regard to U.S. Patent No. 4,560,765, and its foreign counterpart patents to the best knowledge of BMS (but without having conducted any specific investigation), no other patent license from any third party is required to develop, make, have made, use, import, export, offer for sale or sell the Compound in the Territory; and no other license for currently existing patents or patent applications of BMS or Affiliates of BMS is required to develop, make, have made, use, import, export, offer for sale or sell the Compound;

          K. BMS has not withheld from PathoGenesis any material information in BMS's possession relating to the manufacture, safety or efficacy of the Compound, and to the best knowledge of BMS, the information relating to the manufacture, safety or efficacy of the Compound provided to PathoGenesis does not contain any misstatement of a material fact nor omit to state any material fact required to make such information not misleading;

          L. BMS has the right to sell the Intermediate to PathoGenesis, its Affiliates and Sub-licensees, and BMS's sale of the Intermediate and PathoGenesis', its Affiliates' and Sub-licensees' use of the Intermediate to manufacture or have others manufacture the Compound or the Licensed Product, in and of itself, will not infringe the rights of any third party and will not be in breach of any agreement between BMS and any third party;

          M. all Intermediate supplied hereunder will be (i) manufactured under cGMP, (ii) manufactured in accordance with the QC Specifications and Product Specifications, and (iii) of the same quality as the Intermediate BMS manufactures for itself;

          N. all Intermediate supplied hereunder shall be free and clear of all security interests, liens and other encumbrances of any kind or character whatsoever;

          O. the execution and delivery by BMS of this Agreement and the performance by BMS of the obligations under this Agreement require no regulatory approvals to be obtained on the part of BMS, or, if required, BMS has obtained such approvals;

          P. neither this Agreement nor the rights or licenses granted hereunder are in breach or violate any agreement or court order to which BMS is a party or is subject, and BMS has not granted and that it will not grant any license or other right in any of the Licensed Patents that interferes with or conflicts with any of the licenses or rights granted to PathoGenesis under this Agreement; and

          Q. subject to BMS's representations, warranties and covenants as expressly provided in this Agreement, BMS EXTENDS NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE LICENSED PATENTS, THE TECHNICAL INFORMATION, THE COMPOUND, ANY LICENSED PRODUCT OR ANY OTHER DOCUMENT, MATERIAL, INFORMATION OR DATA, TANGIBLE OR INTANGIBLE, BEING TRANSFERRED OR DELIVERED TO PATHOGENESIS HEREUNDER. Without limitation of the generality of the preceding sentence, BMS makes no representation or warranty as to the use of the Compound for PathoGenesis' purposes, the likelihood of success of PathoGenesis' development or commercialization of the Licensed Product, the use of BMS's manufacturing process for making the Compound or the adequacy and suitability of BMS's preclinical and clinical data for PathoGenesis' purposes, it being understood that EXCEPT FOR BMS's REPRESENTATIONS, WARRANTIES AND COVENANTS AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE COMPOUND, THE LICENSED PATENTS AND THE TECHNICAL INFORMATION, TANGIBLE OR INTANGIBLE, ARE BEING LICENSED TO PATHOGENESIS HEREUNDER ON AN "AS IS" BASIS.

     9.2 PathoGenesis' Representations and Warranties. PathoGenesis represents, warrants and covenants that:

          A. PathoGenesis is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement;

          B. the execution, delivery and performance of this Agreement does not conflict with, violate, or breach any agreement to which PathoGenesis is a party, or PathoGenesis' certificate of incorporation or bylaws;

          C. this Agreement has been duly executed and delivered by PathoGenesis and is a legal, valid and binding obligation enforceable against PathoGenesis in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors' rights generally and equitable principles; and

          D. the execution and delivery by PathoGenesis of this Agreement requires no regulatory approvals be obtained on the part of PathoGenesis, or, if required, PathoGenesis has obtained such approvals.

ARTICLE 10.  INDEMNIFICATION.

     10.1 Indemnification of PathoGenesis. BMS shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify and hold PathoGenesis, its directors, officers, employees, agents and representatives harmless from and against any and all losses, claims, lawsuits, proceedings, expenses, recoveries and damages, including reasonable legal expenses, costs and attorneys' fees, arising out of any breach of any representation or warranty given herein by BMS; provided, however, that: (i) PathoGenesis gives BMS prompt notice of any such claim or lawsuit; (ii) BMS has the right to compromise, settle or defend such claim or lawsuit; and (iii) PathoGenesis, at BMS's expense, cooperates with BMS in the defense of such claim or lawsuit. PathoGenesis, at its expense, may participate in the defense of any such claim or lawsuit.

     10.2 Indemnification of BMS. PathoGenesis shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify and hold BMS, its directors, officers, employees, agents and representatives harmless from and against any and all losses, claims, lawsuits, proceedings, expenses, recoveries and damages, including reasonable legal expenses, costs and attorneys fees, arising out of: (i) any products liability claim or lawsuit by a third party relating to the Licensed Product made, used, sold or distributed by PathoGenesis, Affiliates of PathoGenesis or Sublicensees, except to the extent attributable to BMS's breach of its representations and warranties provided in
Article 9.1M; or (ii) any breach of any representation or warranty given herein by PathoGenesis; provided, however, that (a) BMS gives PathoGenesis prompt notice of any such claim or lawsuit; (b) PathoGenesis, its Affiliates or Sublicensees have the right to compromise, settle or defend such claim or lawsuit; and (c) BMS, at the expense of PathoGenesis, cooperates with PathoGenesis, its Affiliates or Sublicensees in the defense of such claim or lawsuit. BMS, at its expense, may participate in the defense of any such claim or lawsuit.

ARTICLE 11.  TERM AND TERMINATION.

     11.1 Term. This Agreement is effective as of the Effective Date as first written above, and except as otherwise provided in this Article 11 of this Agreement, shall expire on the later of: (a) the expiration, lapse, cancellation or abandonment of all of the GC280 Licensed Patents, or an unreversed or unappealable final decision or judgment of a court or other authority of competent jurisdiction that all GC280 Licensed Patents which have not previously expired, lapsed, been canceled or been abandoned are invalid (or not valid) or unenforceable; or (b) the 15th anniversary of the Effective Date of this Agreement. Following any such expiration, this Agreement shall be fully paid-up and any license and rights to the Technical Information granted hereunder shall remain in effect as a fully paid-up non-exclusive irrevocable right and license in perpetuity.

     11.2 Termination for Abandonment. Notwithstanding anything in this Agreement to the contrary, PathoGenesis, in its sole discretion, may terminate this Agreement at any time if PathoGenesis decides to expressly abandon the development and commercialization of the Licensed Product throughout the Territory. Such termination must be evidenced by a certified written notice to BMS signed by the chief executive officer and one other officer of PathoGenesis. Such termination in and of itself shall not entail any liability on PathoGenesis' part, without, however, prejudice to PathoGenesis' obligation to use its commercially reasonable efforts to develop and commercialize the Licensed Product (and any liability arising from its failure to do so).

     11.3 Termination in a Specific Country. Notwithstanding anything in this Agreement to the contrary, PathoGenesis, in its sole discretion, may terminate this Agreement at any time or from time to time as to a specific country or countries in the Territory. Such termination must be evidenced by a certified written notice to BMS signed by the chief executive officer and one other officer of PathoGenesis. Such termination shall not affect the rights of PathoGenesis under this Agreement in any other country in the Territory. Such termination in and of itself shall not entail any liability on PathoGenesis' part, without, however, prejudice to PathoGenesis' obligation to use its commercially reasonable efforts to develop and commercialize the Licensed Product (and any liability arising from its failure to do so).

     11.4 Termination for Breach. If either party shall be in default of, or fail to comply with any material obligation or condition of this Agreement, the non-defaulting party may terminate this Agreement by giving 60 days' notice to the defaulting party, specifying in reasonable detail the basis for termination. If within 60 days after the receipt of such notice, the party who received such notice remedies the condition forming the basis for termination, such notice shall cease to be operative, and this Agreement shall continue in full force and effect.

     11.5 Sales after Termination. Upon termination of this Agreement, other than pursuant to Article 11.1 of this Agreement, PathoGenesis, its Affiliates and Sublicensees shall have the right for six months to sell the Licensed Product in inventory, on order, or being manufactured at the time of notification of termination, whether or not in the form of raw materials, products in process or finished products on hand, provided the Royalties or Step-Down Royalties owed to BMS on such Sales are paid to BMS when due in accordance with this Agreement.

     11.6 Survival. The rights and obligations described in Articles 3.3, 3.4, 3.5, 4.3, 4.4, 4.6, 5.7, 9.1, 9.2, 10.1, 10.2, 11.1, 11.5, 11.7, 12 and 13 of
this Agreement shall survive expiration or termination of this Agreement.

     11.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by BMS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of a right to "intellectual property" as defined under Section 101 of the United States Bankruptcy Code. PathoGenesis, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code in the event of the commencement of a bankruptcy proceeding by or against BMS under the United States Bankruptcy Code including, but not limited to, the right to treat this Agreement or any agreement supplementary to this Agreement as terminated or to retain its rights under this Agreement or any Agreement supplementary to this Agreement. In the event that PathoGenesis elects to retain its rights under this Agreement or any agreement supplementary to this Agreement, BMS shall provide to PathoGenesis, within seven calendar days of written notice by PathoGenesis to BMS in accordance with Article 13.2 of this Agreement, all intellectual property and all embodiments of such intellectual property within the possession or control of BMS.

ARTICLE 12.  DISPUTE RESOLUTION.

     12.1 Negotiation. BMS and PathoGenesis shall endeavor to resolve any claim or controversy arising out of or relating to this Agreement or the threatened breach, breach, termination or validity of this Agreement informally by negotiation between the senior executives, officers or management of BMS and PathoGenesis. Any party may give the other party written notice of any claim or controversy not resolved in the normal course of business (the "Disputing Party Notice"). Within 30 days after the delivery of the Disputing Party Notice, the receiving party shall submit to the other party a written response (the "Response"). The Disputing Party Notice and Response shall include a statement of each party's position and a summary of the arguments supporting that position. Within 60 days after the Disputing Party Notice, such designated senior executives, officers or management of BMS and PathoGenesis shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the claim or controversy. All negotiations pursuant to this clause are confidential and without prejudice and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

     12.2 Mediation. If the claim or controversy has not been resolved by negotiation pursuant to Article 12.1 of this Agreement within 90 days of the Disputing Party Notice, or if the parties fail to meet within the time periods specified in Article 12.1 of this Agreement, the parties shall endeavor to settle the dispute by mediation under the then current Model Mediation Procedure for Business Disputes of the Center for Public Resources ("CPR"). Unless otherwise agreed, the parties shall select a mediator from the CPR panel of neutrals and shall notify CPR to initiate the selection process. Either party may initiate this procedure 90 days after the Disputing Party Notice whether or not the parties have met.

     12.3 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the threatened breach, breach, termination or validity thereof, which remains unresolved for 45 days after the appointment of a mediator pursuant to Article 12.2 of this Agreement shall be finally settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration of Licensed Patent and Trade Secret Disputes. The tribunal shall consist of a sole arbitrator unless in the initial notice of arbitration or notice of defense, either party requests a panel of three arbitrators in which event the panel will consist of three arbitrators, none of whom shall be appointed by a party. In selecting the arbitrator(s), either party may, but need not, strike any candidate who does not have a background in the field of pharmaceuticals with related scientific, legal or business experience. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S) 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court or authority having jurisdiction thereof. Insofar as the proceeding relates to patents, it shall also be governed by 35 U.S.C. (S) 294, to the extent applicable. The arbitrators are not empowered to award treble, punitive or any other damages in excess of compensatory damages and each party irrevocably waives any claim to recover any such damages. The place of the arbitration shall be in Chicago, Illinois if the arbitration is initiated by BMS, or in New York, New York if the arbitration is initiated by PathoGenesis.

     12.4 Injunctive Relief. Notwithstanding the foregoing, each party shall have the right to immediately apply to a court of competent jurisdiction to seek temporary, or permanent injunctive relief to restrain any conduct or any threatened conduct in violation of or otherwise with respect to Articles 2, 3, 7 or 10 of this Agreement, or that could threaten the parties rights in or to, or protect or enforce, any of the GC280 Licensed Patents or the Technical Information.

Article 13.  MISCELLANEOUS.

     13.1 Entire Agreement. This Agreement, which includes the Exhibits hereto, contains the entire agreement between BMS and PathoGenesis with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto including the April 16, 1998, letter of intent, the Biological Materials and Information Transfer Agreement between BMS and PathoGenesis dated July 11, 1997, and the Confidential Disclosure Agreement between BMS and PathoGenesis dated June 2, 1997.

     13.2 Notices. All notices or other communications that are required or permitted under this Agreement shall be in writing and shall be sent by Federal Express or other reliable overnight courier, or hand delivered or mailed by registered or certified mail, postage prepaid and return receipt requested, to the appropriate party addressed as follows:

          If to BMS:          Bristol-Myers Squibb Company
                              Route 206 & Province Line Road
                              Princeton, New Jersey  08540

                              Attention:  Vice President, Licensing


          If to PathoGenesis: PathoGenesis Corporation
                              5215 Old Orchard Rd., #900
                              Skokie, Illinois  60077

                              Attention: Wilbur H. Gantz
                              Chairman and Chief Executive Officer
          with a copy to:     Cameron S. Avery, General Counsel
                              PathoGenesis Corporation
                              5215 Old Orchard Rd., #900
                              Skokie, Illinois 60077

Any party may by such notice change the address to which notice or other communications to it are to be delivered or mailed.

     13.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware excluding its conflict-of-law rules. This provision shall not preclude application of the United States Arbitration Act.

     13.4 Assignability. This Agreement shall not be assignable other than by operation of law by either party without the prior written consent of the other party, and any purported assignment by either party without the prior written consent of the other party shall be void, except that either party may assign its rights under this Agreement to any other corporation that succeeds to all or substantially all of that portion of its business to which this Agreement relates pursuant to any reorganization or sale or disposition of substantially all of its assets related to that portion of its business, provided that the assignee agrees to assume the assignor's obligations hereunder, in which case the assignor shall have no further rights or obligations under this Agreement. PathoGenesis will not sell such portion of its business to which this Agreement relates, without obtaining the written consent of BMS, which consent shall not be unreasonably withheld. Nothing in this Agreement or such assignment shall eliminate such assignor's obligations under this Agreement which arise prior to the time of such assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     13.5 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing signed by the parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

     13.6 Severability. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

     13.7 Section Headings. The section headings contained in this Agreement are for the purpose of convenience and are not intended to define or limit the contents of such sections.

     13.8 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.9 Further Assurances. Upon the reasonable request of either party, the other party shall execute any additional certificates or other documents that may be reasonably necessary to fully implement this Agreement.

     13.10 Force Majeure. No failure or omission by either party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the parties, including, but not limited to, the following, which, for the purposes of this Agreement, shall be regarded as beyond the control of the party in question: Act of God; act or omission of any government; any rule, regulation or order issued by any governmental authority or by any officer, department, agency, or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strike; and lockout.

     13.11 Compliance of Law. In conducting any activities under this Agreement or in connection with the manufacture, use or sale of the Licensed Product, PathoGenesis shall comply with all applicable laws and regulations including, but not limited to, all Export Administration Regulations of the United States Department of Commerce.

     13.12 Confidentiality of Terms of Agreement. Without the prior written consent of the other party, neither of the parties shall disclose to anyone any of the material terms of this Agreement, except upon the recommendation of counsel in view of any governmental or regulatory law, rule or guideline (in which event, the disclosing party shall make reasonable efforts to obtain whatever protection against further disclosure may be available in the circumstances). Notwithstanding the above, either party may issue a press release in the form set forth in Exhibit F of this Agreement.

     IN WITNESS WHEREOF, the parties hereby have executed this Agreement, as of the date first above written.

BMS:

BRISTOL-MYERS SQUIBB COMPANY

By: /s/ K. Alice Leung
    ------------------
    K. Alice Leung
    Vice-President, Licensing


PathoGenesis:

PATHOGENESIS CORPORATION

By: /s/ Wilbur H. Gantz
    -------------------
    Wilbur H. Gantz
    Chairman and Chief Executive Officer


Attachments:

     Exhibit A -- Description of BMS-180680

     Exhibit B -- Licensed Patents

     Exhibit C -- Schedule for Disclosure of the Technical Information

     Exhibit D -- Schedule for Disclosure of Technical Information for
                  Preclinical and Clinical Study Data

     Exhibit E -- Schedule for Regulatory Cooperation from BMS

     Exhibit F -- Press Release

                                   EXHIBIT A


DESCRIPTION OF BMS-180680



Chemical name for BMS-180680:

[2R-[2(alpha),3(alpha)(Z)]]-3-[[[[1-(2-amino-4-thiazolyl)-2-[(2-methyl-4-oxo-1-
sulfo-3-azetidinyl)amino]-2-oxoethylidene]amino]oxy]methyl]-6,7-dihydroxy-2-
quinoxalinecarboxylic acid, and it has the molecular formula
C19H17N7O10S2.

                                   EXHIBIT B


LICENSED PATENTS

                             GC155 Licensed Patents

[********]

                             GC280 LICENSED PATENTS

[********]


* Confidential treatment is requested; filed separately with the Securities and Exchange Commission.

                                   EXHIBIT C


SCHEDULE FOR DISCLOSURE OF TECHNICAL INFORMATION

[********]

* Confidential treatment is requested; filed separately with the Securities and Exchange Commission.

                                   EXHIBIT D


SCHEDULE FOR DISCLOSURE OF TECHNICAL INFORMATION FOR PRECLINICAL AND CLINICAL STUDY DATA

[********]

STUDY REPORTS REQUESTED FOR PRECLINICAL AND CLINICAL DATA

[********]

DATA REQUESTED:
---------------

[********]

POST IND SUBMISSIONS REQUESTED:
-------------------------------

[********]

* Confidential treatment is requested; filed separately with the Securities and Exchange Commission.

                                   EXHIBIT E


SCHEDULE FOR REGULATORY COOPERATION FROM BMS

[********]

* Confidential treatment is requested; filed separately with the Securities and Exchange Commission.

[PATHOGENESIS LOGO]                EXHIBIT F                        NEWS RELEASE


    . 201 ELLIOTT AVENUE WEST, SEATTLE, WASHINGTON  98119 . (206) 467-8100

--------------------------------------------------------------------------------

DRAFT FOR APPROVAL ONLY  September 29, 1998

Contacts:  Alan Meyer           Maryellen Thielen    Barbara Lindheim
           PathoGenesis Corp.   PathoGenesis Corp.   Noonan/Russo
           (206) 467-8100       (847) 583-5424       (212) 696-4455, X237


                          PATHOGENESIS CORP. ANNOUNCES
                       AEROSOLIZED DRUG CANDIDATE LICENSE

     SEATTLE, Sept. 30, 1998 -PathoGenesis Corp. (Nasdaq: PGNS) has obtained an exclusive worldwide license from Bristol-Myers Squibb (NYSE: BMY) to develop and market an antibiotic for inhalation. The drug candidate has been named PA-1806.

"PA-1806 demonstrates high levels of activity against a wide spectrum of bacteria that affect people with chronic lung infections," said Wilbur H. Gantz, chairman and chief executive officer. "Our goal is to develop complementary aerosolized antibiotics with different mechanisms of action to give physicians more tools to treat these chronic lung infections."

     PA-1806 is a patented new chemical entity in the monobactam class of antibiotics. A patent on the drug candidate (originally BMS-180680) was issued in 1994 and will expire in 2011. PA-1806 demonstrates potent activity against Pseudomonas aeruginosa, Burkholderia cepacia, Stenotrophomonas maltophilia and other gram-negative bacteria. PA-1806 has high potency against P. aeruginosa, in part because it is transported into the bacterial cells via the same pathway that is used to import iron. This potency may allow a relatively small dose to have a therapeutic effect.

     PathoGenesis obtained an exclusive worldwide license for the aerosol use of PA-1806 from Bristol-Myers Squibb for an initial payment of $4 million, to be expensed in the third quarter of 1998. Half is payable now and the other half in early 1999. The agreement also calls for payments to be made upon achieving agreed-upon milestones and for a royalty to be paid on product sales.

     PathoGenesis plans to reformulate PA-1806 for nonsystemic aerosolized delivery. The company's strategy is to develop a portfolio of aerosolized antibiotics to treat chronic lung infections, including those in cystic fibrosis, bronchiectasis, ventilator-dependent and immunocompromised patients. PathoGenesis markets TOBIR (tobramycin solution for inhalation) in the U.S. and has a second aerosolized drug candidate, PA-1420, in preclinical development. TOBI, PA-1420 and PA-1806 have different mechanisms of action against gram-negative bacteria.

     "We have a head start in developing PA-1806 and our second aerosolized drug candidate, PA-1420, because of our knowledge of their use in humans--just as our knowledge of tobramycin accelerated our development of TOBI," said A. Bruce Montgomery, M.D., executive vice president of research and development for PathoGenesis.

     Seattle-based PathoGenesis Corp. is a pharmaceutical company that develops and markets drugs to treat chronic infectious diseases--lung infections, in particular--where there is a significant need for improved therapy. The company markets an inhaled antibiotic in the U.S. and is developing drug candidates to treat serious chronic lung infections, including those common in cystic fibrosis, bronchiectasis and tuberculosis patients. PathoGenesis' stock is traded on the Nasdaq National Market System under the symbol PGNS. The company's Web site is located at www.pathogenesis.com.

     Note: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause the company's actual results to be materially different from historical results or any results expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, uncertainties related to the fact that PathoGenesis began commercial operations only recently, its dependence on TOBI, third party reimbursement and product pricing, government regulation, drug development and clinical trials, competition and alternative therapies, and other factors described in PathoGenesis' filings with the Securities and Exchange Commission.

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